CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES 2010 RESULTS

Norton, Massachusetts, March 23, 2011. CPS Technologies Corporation (OTCBB: CPSH) today announced revenue of $21 million and net income of $710 thousand or $0.06 per basic and diluted share for the fiscal year ended December 25, 2010. This compares with revenue of $13 million and net income of $562 million or $0.04 per basic and diluted share for the fiscal year ended December 26, 2009.

Revenue in all three of the Company`s major product families grew substantially, offset partially by lower revenue from the Company`s Cooperative Agreement with the Army for armor development. Year-to-year, revenue from baseplates used in motor controllers grew 172% as a result of underlying market growth, CPS market share gains, and the introduction of new products, particularly for hybrid automobiles. The Company`s baseplates are a critical component in motor controllers used in electric trains, subway cars, wind turbines and hybrid and electric cars. Revenue from heat spreaders and lids used in internet routers and switches grew 80%, driven by growth in new products. Revenue from hermetic metal packages used in communications and avionics grew 41% driven by, among other things, increased demand for the Company`s AlSiC hermetic packages.

Revenue from the Company`s Cooperative Agreement with the US Army for armor development declined 11% due to timing variations inherent in technology development programs. Technical progress in 2010 under the Agreement was excellent. In addition to our work with the Army, several non-governmental potential customers are now evaluating prototypes of CPS` HybridTech™ Armor. Management believes armor represents a very significant growth opportunity for the Company.

Q4 2010 revenue grew 39% year-to-year, but declined 20% on a sequential basis from Q3 2010. This sequential decline is a result of a precipitous 50% decline in revenue in Q4 for heat spreaders and lids used in internet switches and routers. Management believes this decline is the result of inventory adjustments by systems OEMs and ongoing uncertainty in the downstream supply chain rather than a decline in underlying demand. Q3 2010 demand for heat spreaders and lids exceeded customer forecasts, Q4 2010 demand was below customer forecasts. Looking forward, the Japanese earthquake and tsunami may add further volatility in this segment as many of our customers source other components needed for these switches and routers from Japan.

Management believes the Japanese earthquake and tsunami will not have a material impact on revenue in the motor controller baseplate or hermetic package product families as our customers are primarily in the USA and Europe, and most other components used in these systems are sourced from the USA or Europe.

Fairly strong profitability in the first three quarters of 2010 was partially offset by a quarterly loss of ($325) thousand in Q4. Our Q4 profitability was negatively affected by two factors: lower manufacturing yields, and the decline in demand for heat spreaders and lids. The lower manufacturing yields have been traced to an issue with a raw material. This yield issue was resolved in the second half of Q1 2011.

CPS achieved several important design wins in 2010 in all our major product families, particularly in hybrid automobiles, which keep our new product pipeline full. These design wins signify to us a growing need for and accelerating penetration of metal-matrix composites into many different end applications.

All our major end markets benefit from trends towards alternative energy and green lifestyles as our products are used in high-power, high-reliability applications which involve energy use or energy generation. Our products allow higher performance and improved energy efficiency.

This release contains forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a continued or deepening general economic or business downturn in 2011 or a further downturn in the electronics industry.

CPS TECHNOLOGIES CORPORATION
(OTCBB: CPSH)

Year Ended	Dec 25, 2010	Dec 26, 2009

Revenue	$ 21,397,318	$ 12,980,156

Net income	$ 710,189	$ 562,415

Basic income per share	$ 0.06	$ 0.04

Weighted average basic shares	12,642,517	12,624,959

Diluted income per share	$ 0.06	$ 0.04

Weighted average diluted shares	12,881,542	12,930,575

Quarter Ended:	Dec 25, 2010	Dec 26, 2009

Revenue	$ 4,793,725	$ 3,460,861

Net income (loss)	$ (325,040)	$ 537,783

Basic income per share	$(0.03)	$0.04

Weighted average basic shares	12,671,508	12,624,959

Diluted income per share	$(0.03)	$0.04

Weighted average diluted shares	12,671,508	13,054,776